Exhibit 10.1

RealNetworks Announces Definitive Agreement to Sell its Slingo and Social Casino Games Business to Gaming Realms for $18 Million
Seattle, July 24, 2015 -RealNetworks, Inc. (NASDAQ: RNWK) today announced an agreement to sell the Slingo and Social Casino portion of its games business to Gaming Realms plc (LSE: GMR), a publicly-traded, London-based online gaming company, for $18 million.
Under the terms of the agreement, RealNetworks will sell certain assets used in its social games business, including its U.S. and Canadian game studios, and social and mobile freemium portfolio games, such as Slingo Adventure, Slingo Shuffle and GameHouse Casino Plus. The sale also includes the Slingo brand and patents; Mahjong.com, Sudoku.com and Slingo.com domains; a short term license to the GameHouse brand; and a perpetual license to the GameHouse Promotion Network.
RealNetworks remains committed to its traditional casual games business, which it runs worldwide under the GameHouse brand and which features a subscription business with over 100,000 subscribers and a portfolio of excellent games led by the Delicious casual games franchise. This business and team, which is headquartered in Eindhoven in the Netherlands, is unaffected by the pending sale to Gaming Realms.
“With this transaction, we are accomplishing three key objectives,” said Rob Glaser, RealNetworks Chairman and CEO. “We are deriving value from our Slingo and Social Casino business; we are pairing this team and business with an excellent partner in Gaming Realms who will leverage our great Slingo and casino assets into real money gaming; and we are redoubling our focus on our traditional casual games business which we believe is financially stable and poised for success.”
Consideration for the sale is expected to be $18 million, $10 million of which will be paid in cash at closing, with the remainder payable either all in cash or a mix of cash and Gaming Realms stock, at RealNetworks’ election, on the first and second anniversaries of closing. The structure of this deal allows Real to participate in the economic upside of Gaming Realms’ future success while providing a floor value for the transaction. The closing of the transaction is expected to occur in the third quarter and is subject to a financing contingency, as well as other customary closing conditions.
“We believe that our social gaming business will enjoy significant synergy with Gaming Realms’ real money and social gaming operations as we have already seen with Gaming Realms’ early market success of Slingo Riches,” said Atul Bali, President of RealNetworks’ games division.
As part of the sale, approximately sixty employees of the business will become employees of Gaming Realms. Mr. Bali will split his time between RealNetworks’ casual games business and overseeing the acquired business as an executive director of Gaming Realms. Mr. Bali is currently a non-executive director of Gaming Realms.
About RealNetworks, Inc.
RealNetworks creates innovative products and services that make it easy for people to connect with and enjoy digital media. RealNetworks invented the streaming media category and continues to connect consumers with their digital media both directly and through partners, aiming to support every network, device, media type, and social network. Find RealNetworks corporate information at www.realnetworks.com. RealNetworks and its respective logos are trademarks, registered trademarks, or service marks of RealNetworks. Other products and company names mentioned are the trademarks of their respective owners.
About Gaming Realms Plc
Gaming Realms Plc develops, operates and markets a number of mobile related casino and bingo brands in the UK real money gambling space, operating under a UK gambling license.
The company was formed 3 years ago and has in that time bought marketing and bingo affiliate businesses in its stated desire to be become a leading ‘mobile focused’ gaming operator and developer in both the UK and worldwide. The company is currently based in London, UK and St Peter Port, Guernsey.
Forward Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to plans and expectations resulting from RealNetworks’ sale of its social gaming business, including the potential success of the business as part of the buyer’s business and future economic benefits to RealNetworks, and statements relating to the current and expected future performance of RealNetworks’ casual games business. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include effectiveness of the integration of the divested business into the business of the acquiring company, and competitive factors such as the emergence of new entrants in the market. More information about potential risk factors that could affect RealNetworks’ business is included in RealNetworks’ annual report on Form 10-K for the most recent year ended December 31, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.